Exhibit 99.1

VIASPACE SUBSIDIARY SIGNS FUEL CELL CARTRIDGE
MANUFACTURING AGREEMENT WITH JAPANESE COMPANY

PASADENA, CA.—July 18, 2006—VIASPACE Inc. (OTC.BB: VSPC), a company that works to transform proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, announced today that its subsidiary, Direct Methanol Fuel Cell Corporation (DMFCC), has signed a cartridge design and certified manufacturer agreement with Seed Corporation of Tsu-city in Mie Prefecture, Japan.

Seed Corporation is an expert in mass production precision manufacturing by injection molding and sheet metal processing. Their products include consumer electronic and home and business office electric appliances. Seed Corporation is on track to manufacture 200 million printer and copier toner cartridges in 2006 for tier one electronic equipment manufacturers.

DMFCC focuses on producing disposable methanol fuel cartridges that will provide the energy source for laptop computers, cell phones and other portable electronic devices to be powered by direct methanol fuel cells. These fuel cell powered devices are expected to be introduced into the marketplace by major electronic product manufacturers in 2007. Fuel cartridges are expected to represent a recurring revenue source.

Fuel cells are expected to gain a substantial market share because they offer longer operating time as compared to current lithium ion batteries and may be instantaneously recharged by simply replacing the disposable fuel cartridge. It has been announced that direct methanol fuel cells are being developed for portable electronic applications by companies such as Toshiba, NEC, Hitachi and Sanyo in Japan, and by Samsung and LG in Korea.

“Seed Corporation has extensive expertise in precision cartridge manufacturing”, reports Dr. Carl Kukkonen, CEO of VIASPACE and DMFCC. “They have the engineering expertise to meet the stringent cartridge safety standards, and the modern automated manufacturing facilities needed for volume production. They also have a track record and excellent relationships with major Japanese OEMs. We are pleased to have them as a partner”.

Mr. Toshio Sato, Chief Executive Officer of Seed Corporation states, “Methanol fuel cartridges are an excellent new business opportunity for our company. Cartridges are our expertise, and we are happy to contribute to the emerging new market for fuel cartridges for portable electronic devices powered by fuel cells”.

About VIASPACE: Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please see www.VIASPACE.com, or contact Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

About Seed Corporation: Founded in 1954, the company’s main business is manufacturing toner cartridges for laser printers. The company’s key technologies are plastic injection molding and ultrasonic welding. Seed Corporation has 125 injection molding machines and 60 ultrasonic welders.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The risks are outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.